Exhibit F-4(a)








                        October 4, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

       With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-
9753), filed by Entergy Corporation, System Energy Resources, Inc. ("SERI"), Entergy Arkansas, Inc. (the "Company") and the other companies named therein with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by SERI of one or more new series of SERI's First Mortgage Bonds and the participation by the Company in one or more assignments of the Availability Agreement, as referred to and described in the Application-Declaration; (2) the Commission's orders dated December 6, 2000 and September 11, 2002 (together, the "Orders") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said First Mortgage Bonds; and (3) the execution and delivery by the Company on September 24, 2002 of the Thirty-fourth Assignment of Availability Agreement, Consent and Agreement dated as of September 1, 2002 (the "Thirty-fourth Assignment of Availability Agreement") to the Trustee under SERI's Mortgage and Deed of Trust dated as of June 15, 1977, as amended and supplemented, for the benefit of the holders of SERI's $70,000,000 First Mortgage Bonds, 4 7/8% Series due October 1, 2007, we advise you that in our opinion:

     (a) the Company is a corporation duly organized and validly existing under the laws of the State of Arkansas;

      (b)   the  execution  and  delivery  of  the  Thirty-fourth
Assignment of Availability Agreement have been consummated in accordance with the Application-Declaration, as amended, and the Orders;

      (c) all state laws that relate or are applicable to the execution and delivery of the Thirty-fourth Assignment of
Availability Agreement (other than so-called "blue sky" or similar laws, upon which we do not express an opinion herein) have been complied with;

      (d) the Thirty-fourth Assignment of Availability Agreement is a valid and binding obligation of the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law); and

      (e)  the consummation of the execution and delivery of  the
Thirty-fourth  Assignment  of  Availability  Agreement  has   not
violated the legal rights of the holders of any securities issued by the Company.

     We are members of the Arkansas Bar. This opinion is limited to the laws of the State of Arkansas and the federal laws of the United States of America.

     Our consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                              Very truly yours,

                              /s/ Friday, Eldredge & Clark, LLP

                              Friday, Eldredge & Clark, LLP